Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169821

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
SUPPLEMENT NO. 4, DATED NOVEMBER 15, 2011,
TO THE PROSPECTUS, DATED AUGUST 15, 2011

This prospectus supplement (this “Supplement No. 4”) is part of the prospectus of American Realty Capital Daily Net Asset Value Trust, Inc. (the “Company” or “we”), dated August 15, 2011 (the “Prospectus”), as amended by Supplement No. 1 dated September 7, 2011 (“Supplement No. 1”), Supplement No. 2 dated September 19, 2011 (“Supplement No. 2”) and Supplement No. 3 dated September 20, 2011 (“Supplement No. 3”). This Supplement No. 4 supplements, modifies or supersedes certain information contained in the Prospectus, Supplement No. 1, Supplement No. 2 and Supplement No. 3, and should be read in conjunction with the Prospectus, Supplement No. 1, Supplement No. 2 and Supplement No. 3. This Supplement No. 4 will be delivered with the Prospectus, Supplement No. 1, Supplement No. 2 and Supplement No. 3.

The purpose of this Supplement No. 4 is to disclose, among other things:

•	operating information, including the status of the offering and the shares currently for sale;
•	clarifications to the investor suitability standards for Alabama;
•	clarifications regarding our calculation of net asset value and our valuation policies;
•	updates to certain risk factors;
•	clarification of our investment opportunity allocation agreement;
•	clarification to our share repurchase program;
•	updates on Appendix C – Subscription Agreement;
•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” similar to that filed in our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2011, filed on November 10, 2011; and
•	our unaudited financial statements as of and for the three and nine months ended September 30, 2011, as filed in our Quarterly Report on Form 10-Q on November 10, 2011.

Status of the Offering

We commenced our initial public offering of up to 150.0 million shares of common stock on August 15, 2011. As of the date hereof, we have not we have not yet received subscriptions in excess of $2.0 million, which is necessary for us to break escrow.

We will offer shares of our common stock until August 15, 2013 unless the offering is extended in accordance with the Prospectus, provided that the offering will be terminated if all the 150.0 million shares of our common stock are sold before such date (subject to our right to reallocate shares offered pursuant to our distribution reinvestment plan for sale in our primary offering).

Shares Currently Outstanding

As of November 15, 2011, there were approximately 29,000 shares of our common stock outstanding, including restricted stock and shares issued under the distribution reinvestment plan, or DRIP. As of November 15, 2011, there were approximately 150.0 million shares of our common stock available for sale, excluding shares available under our DRIP.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the accompanying financial statements of American Realty Capital Daily Asset Value Trust, Inc. and the notes thereto. As used herein, the terms “we,” “our” and “us” refer to American Realty Capital Daily Net Asset Value Trust, Inc., a Maryland corporation, and, as required by context, to American Realty Capital Operating Partnership II, L.P. (the “OP”), a Delaware limited partnership and its subsidiaries. American Realty Capital Daily Net Asset Value Trust, Inc. is externally managed by American Realty Capital Advisors II, LLC (the “Advisor”), a Delaware limited liability company.

Forward-Looking Statements

Certain statements included herein are forward-looking statements that reflect our expectations and projections about our future results, performance, prospects and opportunities. We have attempted to identify these forward-looking statements by using words such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “should,” “estimates,” “could” or similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among other things, those discussed below. We do not undertake publicly to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required to satisfy our obligations under federal securities law.

The following are some of the risks and uncertainties, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:

•	We have a limited operating history and our Advisor has limited experience operating a public company. This inexperience makes our future performance difficult to predict.
•	All of our executive officers are also officers, managers and/or holders of a direct or indirect controlling interest in our Advisor, our dealer manager, Realty Capital Securities, LLC (the “Dealer Manager”) and other American Realty Capital affiliated entities. As a result, our executive officers, our Advisor and its affiliates face conflicts of interest, including significant conflicts created by our Advisor’s compensation arrangements with us and other investors advised by American Realty Capital affiliates and conflicts in allocating time among these investors and us. These conflicts could result in unanticipated actions.
•	Because investment opportunities that are suitable for us may also be suitable for other American Realty Capital advised programs or investors, our Advisor and its affiliates face conflicts of interest relating to the purchase of properties and other investments and such conflicts may not be resolved in our favor, meaning that we could invest in less attractive assets, which could reduce the investment return to our stockholders.
•	The purchase price and redemption price for our shares will be based on net asset value, or NAV, rather than a public trading market. Our published NAV may not accurately reflect the value of our assets. No public market currently exists, or may ever exist, for shares of our common stock and our shares are, and may continue to be, illiquid.
•	If we and our Advisor are unable to find suitable investments, then we may not be able to achieve our investment objectives or pay distributions.
•	Our initial public offering of common stock (the “IPO”), which commenced on August 15, 2011, is a blind pool offering and you may not have the opportunity to evaluate our investments before you make your purchase of our common stock, thus making your investment more speculative.
•	If we raise substantially less than the maximum offering in our IPO, we may not be able to invest in a diversified portfolio of real estate assets and the value of an investment in us may vary more widely with the performance of specific assets.
•	We may be unable to pay or maintain cash distributions or increase distributions over time.
•	We are obligated to pay substantial fees to our Advisor and its affiliates.
•	We will depend on tenants for our revenue and, accordingly, our revenue is dependent upon the success and economic viability of our tenants.
•	Increases in interest rates could increase the amount of our debt payments and limit our ability to pay distributions to our stockholders.

•	Our organizational documents permit us to pay distributions from unlimited amounts of any source. Until substantially all the proceeds from our IPO are invested, we may use proceeds from our IPO and financings to fund distributions until we have sufficient cash flow. There are no established limits on the amounts of net proceeds and borrowings that we may use to fund such distribution payments.
•	Any of these distributions may reduce the amount of capital we ultimately invest in properties and other permitted investments and negatively impact the value of your investment.
•	We may not generate cash flows sufficient to pay our distributions to stockholders, as such we may be forced to borrow at higher rates or depend on our Advisor to waive reimbursement of certain expenses and fees to fund our operations.
•	We are subject to risks associated with the significant dislocations and liquidity disruptions currently occurring in the United States credit markets.
•	We may fail to qualify or continue to qualify to be treated as a real estate investment trust (“REIT”), which would result in higher taxes, may adversely affect operations and would reduce our NAV and cash available for distributions.
•	We may be deemed to be an investment company under the Investment Company Act of 1940, as amended, and thus subject to regulation under the Investment Company Act of 1940, as amended.

Overview

We were incorporated on September 10, 2010, as a Maryland corporation that intends to qualify as a REIT for U.S. federal income tax purposes for the taxable year ending December 31, 2011. On August 15, 2011, we commenced our IPO on a “reasonable best efforts” basis of up to a maximum of approximately $1.5 billion of common stock, consisting of up to 101.0 million retail shares to be sold to the public through broker dealers and up to 55.6 million institutional shares to be sold through registered investment advisors and broker dealers that are managing wrap or fees-based accounts, pursuant to a registration statement on Form S-11 (File No. 333-169821) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. The Registration Statement also covers up to 25.0 million shares of common stock pursuant to our distribution reinvestment plan (the “DRIP”). We sold 20,000 shares of common stock to American Realty Capital Trust II Special Limited Partner, LLC (the “Special Limited Partner”), an entity wholly owned by American Realty Capital II, LLC (the “Sponsor”) on September 20, 2010, at $10.00 per share.

Until the later of the escrow agent’s release of investors’ funds to us upon the raising of the minimum offering or the acquisition of our first property, the per share purchase price for the retail shares in the IPO will be $9.00 (plus selling commissions and dealer manager fee of up to 10% in the aggregate of the $9.00 per share purchase price, which results in aggregate consideration of $9.90 per retail share) and the per share purchase price for the institutional shares in the IPO after the escrow break will be $9.00. Following the escrow break or first acquisition, as applicable, the per share purchase price will vary daily. The per share purchase price in the IPO will be equal to the sum of our net asset value (the “NAV”) for each class of common stock, divided by the number of shares of that class outstanding as of the end of each business day prior to giving effect to any share purchases or repurchases to be effected on such day, plus applicable selling commissions. Throughout the IPO, the per share purchase price for shares purchased under the DRIP will be equal to NAV per share for investors who have purchased institutional shares and $9.50 for investors who have invested in retail shares.

We were formed to primarily acquire freestanding, single-tenant bank branches, convenience stores, office, industrial and retail properties net leased to investment grade and other creditworthy tenants. We may also originate or acquire first mortgage loans secured by real estate. As of the date of these financial statements, we have neither purchased nor contracted to purchase any real estate investments.

Substantially all of our business will be conducted through the OP. We will be the sole general partner and holder of 99.01% of the units of the OP (“OP Units”). Additionally, the Special Limited Partner expects to contribute $2,000 to the OP in exchange for 0.99% limited partner interest in the OP. The limited partner interests have the right to convert OP units for the cash value of a corresponding number of shares of common stock or, at the option of the OP, a corresponding number of shares of common stock, as allowed by the limited partnership agreement of the OP. The remaining rights of the limited partner interests are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

We have retained the Advisor to manage our affairs on a day-to-day basis. The Dealer Manager, an affiliate of the Sponsor, serves as the dealer manager of our IPO. The Advisor and the Dealer Manager of the IPO will receive compensation and fees for services related to the IPO and for the investment and management of our assets. These entities will receive fees during the offering, acquisition, operational and liquidation stages.

Significant Accounting Estimates and Critical Accounting Policies

Set forth below is a summary of the significant accounting estimates and critical accounting policies that management believes are important to the preparation of our financial statements. Certain of our accounting estimates are particularly important for an understanding of our financial position and results of operations and require the application of significant judgment by our management. As a result, these estimates are subject to a degree of uncertainty. These significant accounting estimates and critical accounting policies include:

Organization, Offering, and Related Costs

Organization, offering and related costs include all expenses incurred in connection with our IPO. Organization and offering costs (other than selling commissions and the dealer manager fees) include costs that may be paid by the Advisor, the Dealer Manager or their affiliates on our behalf. These costs will be charged to expense if the IPO is not completed. These costs include but are not limited to (i) legal, accounting, printing, mailing, and filing fees; (ii) escrow service related fees; (iii) reimbursement of the Dealer Manager for amounts it may pay to reimburse the bona fide diligence expenses of broker-dealers; and (iv) reimbursement to the Advisor for a portion of the costs of its employees and other costs in connection with preparing supplemental sales materials and related offering activities. We are obligated to reimburse the Advisor or its affiliates, as applicable, for organization and offering costs paid by them on our behalf, provided that the Advisor is obligated to reimburse us to the extent organization and offering costs (excluding selling commissions and the dealer manager fee) incurred by us in our offering exceed 1.5% of gross offering proceeds. As a result, these costs are only our liability to the extent aggregate selling commissions, the dealer manager fee and other organization and offering costs do not exceed 11.5% of the gross proceeds determined at the end of IPO.

Revenue Recognition

Upon the acquisition of real estate, certain properties may have leases where minimum rent payments increase during the term of the lease. We will record rental revenue for the full term of each lease on a straight-line basis. When we acquire a property, the term of existing leases will be considered to commence as of the acquisition date for the purposes of this calculation. Cost recoveries from tenants will be included in tenant reimbursement income in the period the related costs are incurred, as applicable.

Our revenues, which will be derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since many leases will provide for rental increases at specified intervals, straight-line basis accounting requires us to record a receivable, and include in revenues, unbilled rent receivables that we will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. We will defer the revenue related to lease payments received from tenants in advance of their due dates.

We will review receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located, as applicable. In the event that the collectability of a receivable is in doubt, we will record an increase in the allowance for uncollectible accounts or record a direct write-off of the receivable in the statement of operations.

Real Estate Investments

Upon the acquisition of properties, we will record acquired real estate at cost and make assessments as to the useful lives of depreciable assets. We will consider the period of future benefit of the asset to determine the appropriate useful lives. Depreciation will be computed using the straight-line method over the estimated useful lives of forty years for buildings, fifteen years for land improvements, five years for building fixtures and improvements and the lesser of the useful life or remaining lease term for acquired intangible lease assets.

Impairment of Long Lived Assets

Operations related to properties that have been sold or properties that are intended to be sold will be presented as discontinued operations in the statement of operations for all periods presented, and properties intended to be sold will be designated as “held for sale” on the balance sheet.

When circumstances indicate the carrying value of a property may not be recoverable, we will review the asset for impairment. This review will be based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates will consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property or properties to be held and used. For properties held for sale, the impairment loss will be the adjustment to fair value less estimated cost to dispose of the asset. These assessments will have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

Allocation of Purchase Price of Acquired Assets

We will allocate the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets will include land, buildings, fixtures and tenant and land improvements on an as-if vacant basis. We will utilize various estimates, processes and information to determine the as-if vacant property value. Estimates of value will be made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Identifiable intangible assets will include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable.

Amounts allocated to land, buildings, improvements and fixtures will be based on cost segregation studies performed by independent third-parties or our analysis of comparable properties in our portfolio.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by us in our analysis of in-place lease intangibles will include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, we will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period. We also estimate costs to execute a similar lease including leasing commissions, legal and other related expenses.

Above-market and below-market in-place lease values for owned properties will be recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place lease and management’s estimate of fair market lease rates for the corresponding in-place lease, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles will be amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values will be amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, we initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option will be determined by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangible assets related to customer relationship, as applicable, will be measured based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the tenant. Characteristics considered by us in determining these values will include the nature and extent of our existing business relationship with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective lease. The value of customer relationship intangibles, as applicable, will be amortized to expense over the initial term and any renewal periods in the respective lease, but in no event will the amortization period for intangible assets exceed the remaining depreciable life of a building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles will be charged to expense.

In making estimates of fair values for purposes of allocating purchase price, we will utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We also will consider information obtained about each property as a result of its pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Derivative Instruments

We may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with our operating and financial structure as well as to hedge specific anticipated transactions.

We will record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain risks, even though hedge accounting does not apply or we elect not to apply hedge accounting.

Selected Financial Data

The following selected financial data as of September 30, 2011 and for the period from September 10, 2010 (date of inception) to September 30, 2011 should be read in conjunction with the accompanying financial statements and related notes thereto and “Results of Operations” below:

As of September 30, 2011 and for the Period from September 10, 2010 (date of inception) to September 30, 2011
Balance sheet data:
Prepaid expenses and other assets	$6
Accounts payable and accrued expenses	1,725
Total stockholders’ deficit	(1,719)
Other data:
Net loss	(73)
Cash flow used in operating activities	(60)
Cash flow provided by financing activities	60

Results of Operations

As of September 30, 2011, we have not commenced active operations. Because we have not acquired any properties or other assets, our management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting our targeted portfolio, the retail real estate industry and real estate generally, which may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of our assets.

Liquidity and Capital Resources

We are offering and selling two classes of shares of our common stock in the primary offering. We are offering and selling to the public in our primary offering up to 101.0 million retail shares of our common stock, $0.01 par value per share, through broker dealers and up to 55.6 million institutional shares of our common stock through registered investment advisors and broker dealers that are managing wrap or fee based accounts. We reserve the right to reallocate the shares between the retail shares and the institutional shares. We are also offering up to 25.0 million shares of our common stock to be issued pursuant to our DRIP pursuant to which our stockholders may elect to have distributions reinvested in additional shares.

Until the later of the escrow agent’s release of investors’ funds to us upon the raising of the minimum offering amount or the acquisition of our first property, the per share purchase price for the retail shares in the primary offering will be $9.00, plus applicable selling commissions and dealer manager fee up to 10% in the aggregate of the per share purchase price to be paid by purchasers of retail shares (which results in aggregate consideration of $9.90 per retail share) and the per share purchase price for the institutional shares in the primary offering will be $9.00 (both subject to certain volume and other discounts). Following the escrow break or our first acquisition, as applicable, the per share purchase price will vary daily, and the per share purchase price will be equal to the sum of our NAV divided by the number of outstanding shares of our common stock as of the end of each business day prior to giving effect to any share purchases or redemptions to be effected on such day, plus applicable selling commissions and dealer manager fee up to 10% in the aggregate of the price per share. Throughout our IPO the per share purchase price for shares purchased under the DRIP plan will be equal to NAV per share for each class of shares. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our DRIP.

As of November 10, 2011, we have not yet commenced active operations. Subscription proceeds will be released to us from escrow after the minimum offering is raised and will be applied to investment in properties and the payment or reimbursement of selling commissions and other fees and expenses related to our IPO. We will experience a relative increase in liquidity as we receive additional subscriptions for shares and a relative decrease in liquidity as we spend net offering proceeds in connection with the acquisition and operation of our properties or the payment of distributions.

We intend to make reserve allocations as necessary to aid our objective of preserving capital for our investors by supporting the maintenance and viability of properties we acquire in the future. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us.

Our principal demands for cash will be for acquisition costs, including the purchase price of any properties, loans and securities we acquire, improvement costs, the payment of our operating and administrative expenses, continuing debt service obligations and distributions to our stockholders. Generally, we will fund our acquisitions from the net proceeds of our IPO. We intend to acquire our assets with cash and mortgage or other debt, but we also may acquire assets free and clear of permanent mortgage or other indebtedness by paying the entire purchase price for the asset in cash or in units of limited partnership interest in the OP.

We expect to use debt financing as a source of capital. Under our charter, the maximum amount of our total indebtedness shall not exceed 300% of our total “net assets” (as defined by the North American Securities Administrators Association “NASAA” REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments. In addition, it is currently our intention to limit our aggregate borrowings to 40% to 50% of the aggregate fair market value of our assets (calculated after the close of our offering and once we have invested substantially all the proceeds of our offering), unless borrowing a greater amount is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for borrowing such a greater amount. This limitation, however, will not apply to individual real estate assets or investments. At the date of acquisition of each asset, we anticipate that the cost of investment for such asset will be substantially similar to its fair market value, which will enable us to satisfy our requirements under the NASAA REIT Guidelines. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, continuing debt service obligations and the payment of distributions. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent on our ability to attract and retain tenants and the economic and business environments of the various markets in which our properties are located. Our ability to sell our assets is partially dependent upon the state of real estate markets and the ability of purchasers to obtain financing at reasonable commercial rates. In general, our policy will be to pay distributions from cash flow from operations. We do not intend to fund such distributions from offering proceeds, however, if we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, advances from our Advisor, our Advisor’s deferral, suspension and/or waiver of its fees and expense reimbursements, to fund distributions, we may use the offering proceeds. Moreover, our board of directors may change this policy, in its sole discretion, at any time.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of properties and undistributed cash flow. Note that, currently, we have not identified any additional sources of financing and there is no assurance that such sources of financings will be available on favorable terms or at all.

Distributions

On September 15, 2011, our board of directors declared a distribution rate equal to $0.63 per annum based on our common stock price of our securities. This distribution rate corresponds to a 6.36% annualized rate based on our retail share price of $9.90 and a 6.30% annualized rate (net of the platform fee) based on the institutional share price of $9.00. The distributions will accrue commencing the later of 30 days following our initial property acquisition and our satisfaction of the escrow conditions of our reasonable best efforts public offering of common stock. The distributions will be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month. The dividend will be calculated based on stockholders of record each day during the applicable period at a rate of $0.0017260274 per day. Distribution payments are dependent on the availability of funds. Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured.

The amount of distributions payable to our stockholders is determined by our board of directors and is dependent on a number of factors, including funds available for distribution, financial condition, capital expenditure requirements, as applicable, requirements of Maryland law and annual distribution requirements needed to qualify and maintain our status as a REIT under the Internal Revenue Code (the “Code”). Operating cash flows are expected to increase as properties are acquired. As of November 10, 2011, we have neither purchased nor contracted to purchase any real estate investments.

Election as a REIT

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, effective for our taxable year ending December 31, 2011. We believe that, commencing with such taxable year, we are organized and operate in such a manner as to qualify for taxation as a REIT under the Code. We intend to continue to operate in such a manner to qualify for taxation as a REIT, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. If we continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, and so long as we distribute at least 90% of our REIT taxable income. REITs are subject to a number of other organizational and operational requirements. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income. We believe we are organized and operating in such a manner as to qualify to be taxed as a REIT for the taxable year ending December 31, 2011.

Inflation

We may be adversely impacted by inflation on any leases that do not contain indexed escalation provisions. In addition, we may be required to pay costs for maintenance and operation of properties which may adversely impact our results of operations due to potential increases in costs and operating expenses resulting from inflation.

Related-Party Transactions and Agreements

We have entered into agreements with affiliates of American Realty Capital II, LLC, whereby we pay certain fees or reimbursements to our Advisor or its affiliates in connection with acquisition and financing activities, sales of common stock under our offering, asset and property management services and reimbursement of operating and offering related costs. See Note 4 – Related Party Transactions and Arrangements to our financial statements included in this report for a discussion of the various related party transactions, agreements and fees.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

PROSPECTUS UPDATES

Investor Suitability Standards

The following disclosure replaces the paragraph entitled “Alabama” in the section entitled “Investor Suitability Standards” on page ii of the Prospectus.

“Alabama

•	In addition to the general suitability requirements described above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs. Note that Alabama investors cannot participate in the distribution reinvestment plan feature that reinvests distributions into subsequent affiliated programs.”

Prospectus Summary

The following disclosure replaces the first three full paragraphs on page 5 of the Prospectus under the section entitled “Prospectus Summary – How will your advisor calculate NAV per share?”

“In determining the value of the real estate and real estate-related assets, our advisor will consider an estimate provided by an independent valuer of the market value of our real estate assets, which will primarily be held in our operating partnership. In order to determine an estimate of our portfolio’s market value, the independent valuer will analyze the cash flow from and other characteristics of each property in the portfolio and compile a projection of cash flows for the portfolio, as a whole. The independent valuer will analyze the portfolio’s projected cash flows utilizing a discounted cash flow approach to valuation and may also consider additional valuation methodologies; provided, that all methodologies, opinions and judgments used by the independent valuer will be consistent with our valuation guidelines, as established by the board of directors, and industry practices. Each of our properties will be appraised at least annually by the independent valuer, with such appraisals spread out over the course of a year so that approximately 25% of all properties are appraised each quarter.

We aim to provide a reasonable estimate of the market value of our shares. However, the methodologies will be based on a number of judgments, assumptions and opinions about future events that may or may not prove to be correct, and if different judgments, assumptions or opinions were used, different estimates would likely result. Therefore, the daily NAV per share calculation may not reflect the precise amount that you could receive for your shares in a market transaction. It is not known whether redeeming or non-redeeming stockholders or purchasers of our common stock will benefit from such disparity.

In addition, our published NAV per share may not fully reflect the economic impact of certain extraordinary events, such as a terrorist attack or an act of nature, on our portfolio that may have occurred since the prior valuation because we may not be able to immediately quantify the economic impact of such events. If our advisor determines there has been an extraordinary event that may have materially changed the estimated value of our portfolio, we will make an announcement regarding such extraordinary event. Our advisor will analyze the impact of such extraordinary event and determine the appropriate adjustment to be made to our NAV. We will not however retroactively adjust NAV.”

Risk Factors

The following disclosure is added as the last sentence of the second risk factor on page 28 of the Prospectus under the section entitled “Risk Factors – Risks Related to an Investment in American Realty Capital Daily Net Asset Value Trust, Inc.”

“In order to ascertain how liquid your investment is, you should carefully review the disclosures pertaining to share repurchase program and all limitations pertaining to the regimented redemption process, described on pages 187-188 of this prospectus.”

The following disclosure replaces the first two full risk factors on page 31 of the Prospectus under the section entitled “Risk Factors – Risks Related to an Investment in American Realty Capital Daily Net Asset Value Trust, Inc.”

“Following the escrow period and the acquisition of our first property, your purchase and redemption of our shares will be based on our NAV per share, which will be based upon subjective judgments, assumptions and opinions about future events, and may not be accurate. As a result, our daily NAV per share may not reflect the amount that you might receive for your shares in a market transaction and you will not know the NAV per share at the time of purchase.

Following the escrow period and the acquisition of our first property, we will base the daily purchase price and redemption price for shares of our common stock on our NAV per share. NAV will be calculated by estimating the market value of our assets and liabilities, many of which may be illiquid. Although an independent valuer will perform valuations of our real estate portfolio, which the board of directors will approve, the valuation may not be precise because the valuation methodologies used to value a real estate portfolio involve subjective judgments, assumptions and opinions about future events. Any resulting disparity may benefit the redeeming or non-redeeming stockholders or purchasers. Investors will not know the NAV per share at which they will purchase shares at the time that they submit a purchase order. See “Valuation Policies” for more details about how our NAV will be calculated.

It may be difficult to accurately reflect material events that may impact our daily NAV between valuations and accordingly we may be selling and redeeming shares at too high or too low a price.

Our independent valuer will calculate estimates of the market value of our principal assets and liabilities, and we will rely on that estimate to determine the daily NAV per share. Each property will be appraised at least annually and appraisals will be spread out over the course of a year so that approximately 25% of all properties are appraised each quarter. Since each property will only be appraised annually, there may be changes in the course of the year that are not fully reflected in the daily NAV. As a result, the published NAV per share may not fully reflect changes in value that may have occurred since the prior valuation. Furthermore, our independent valuer and advisor will monitor our portfolio, but it may be difficult to reflect changing market conditions or material events that may impact the value of our portfolio between valuations, or to obtain timely complete information regarding any such events. Therefore, the NAV per share published after the announcement of an extraordinary event may differ significantly from our actual NAV until such time as sufficient information is available and analyzed, the financial impact is fully evaluated, and the appropriate adjustment to be made to NAV, on a going forward basis, is determined by our advisor and our independent valuer. Any resulting disparity may benefit the redeeming or non-redeeming stockholders or purchasers.”

The following disclosure replaces the second, third and fourth risk factors on page 40 of the Prospectus under the section entitled “Risk Factors – Risks Related to This Offering and Our Corporate Structure.”

Valuations and appraisals of our properties and valuations of our investments in real estate related assets are estimates of fair value and may not necessarily correspond to realizable value, which could adversely affect the value of your investment.

In order to calculate our daily NAV, our properties will initially be valued at cost, which we expect to represent fair value. After this initial valuation, valuations of properties will be conducted in accordance with our valuation guidelines and will be based partially on appraisals performed by our independent valuer at least annually after the respective calendar quarter in which such property was acquired. Similarly, our real estate related asset investments will initially be valued at cost, and thereafter will be valued at least annually (with approximately 25% of all properties being appraised each quarter), or in the case of liquid securities, daily, as applicable, at fair value as determined by our advisor. See “Valuation Policies.” The valuation methodologies used to value our properties will involve subjective judgments concerning factors such as comparable sales, rental and operating expense data, capitalization or discount rate, and projections of future rent and expenses. Although our valuation guidelines are designed to accurately determine the fair value of our assets, appraisals and valuations will be only estimates, and ultimate realization depends on conditions beyond our advisor’s control. Further, valuations do not necessarily represent the price at which we would be able to sell an asset, because such prices would be negotiated. We will not retroactively adjust the valuation of such assets, the price of our common stock, the price we paid to redeem shares of our common stock or NAV-based fees we paid to our advisor and dealer manager. Because the price you will pay for shares of our common stock in this offering, and the price at which your shares may be redeemed by us pursuant to our redemption plan, are based on our estimated NAV per share, you may pay more than realizable value or receive less than realizable value for your investment.

Although our advisor is responsible for calculating our daily NAV, our advisor will base its calculations in part on independent appraisals of our properties, the accuracy of which our advisor will not independently verify.

In calculating our daily NAV, our advisor will include valuations of individual properties that were obtained from our independent valuer. Although our advisor is responsible for the accuracy of the daily NAV calculation and will provide our independent valuer with our valuation guidelines, which have been adopted by our board of directors, we will not independently verify the appraised value of our properties. As a result, the appraised value of a particular property may be greater or less than its potential realizable value, which would cause our estimated NAV to be greater or less than the potential realizable NAV.

Our NAV per share may suddenly change if the appraised values of our properties materially change or the actual operating results differ from what we originally budgeted for that month.

Appraisals of our properties will probably not be spread evenly throughout the calendar year. We anticipate that such appraisals will be conducted near the end of each calendar quarter or each calendar month. Therefore, when these appraisals are reflected in our NAV calculation, there may be a sudden change in our NAV per share. In addition, actual operating results for a given month may differ from our original estimate, which may affect our NAV per share. We will base our calculation of estimated income and expenses on a monthly budget. As soon as practicable after the end of each month, we will adjust the estimated income and expenses to reflect the income and expenses actually earned and incurred. We will not retroactively adjust the daily NAV per share for the previous month. Therefore, because the actual results from operations may be better or worse than what we previously budgeted for a particular month, the adjustment to reflect actual operating results may cause our NAV per share to change, and such change will occur on the day the adjustment is made.”

Investment Rights and Obligations

The following disclosure replaces in its entirety the disclosure beginning on page 112 of the Prospectus under the section entitled “Conflicts of Interest – Investment Rights and Obligations.”

“Our ability to make investments in our target assets is governed by an investment opportunity allocation agreement with ARCT I, ARCT III and us (“ARC Funds”). Pursuant to the investment opportunity allocation provisions applicable to the ARC Funds, if our Advisor determines that one or more proposed property acquisitions is appropriate for acquisition by us and one or more ARC Funds, it will present such investment opportunities to our board of directors and the board of directors (or the equivalent) of such ARC Funds. If a majority of our board of directors, including a majority of our independent directors, and a majority of the board of directors (or the equivalent), including a majority of the independent directors (if applicable), of one or more ARC Funds vote to pursue such proposed property acquisitions, then the acquisitions of such properties will be subject to rotation among the ARC Funds, depending on whether the ARC Funds have sufficient capital to acquire all or some of the proposed property acquisitions and which ARC Fund most recently made a property acquisition.”

Valuation Policies

The following disclosure replaces in its entirety the disclosure on page 131 of the Prospectus under the section entitled “Valuation Policies – Valuation Guidelines; Calculation of NAV.”

“Valuation Guidelines; Calculation of NAV

Our board of directors has adopted valuation guidelines to be used in connection with valuing our properties and other real estate related assets and liabilities and calculating NAV. Our advisor will administer our valuation guidelines. Our advisor will calculate the NAV based in part on the appraisals of our properties performed by the independent valuer and in accordance with the valuation guidelines established by our board of directors. Each of our properties will be appraised at least annually, and appraisals will be scheduled over the course of a year so that approximately 25% of all properties are appraised each quarter. Our advisor will review the valuation established by the independent valuer for consistency with our valuation guidelines and the reasonableness of the independent valuer’s conclusions. We will retain Duff & Phelps, LLC, a leading firm in the business of providing valuation advisory services and performing valuation analyses with respect to real estate assets and liabilities to perform valuations of our portfolio, and such independent valuer will not be affiliated with us or with our advisor or any of its or our affiliates. Along with any information available to the independent valuer based on its own contacts and experience, the independent valuer will have access to all information about our investment portfolio that the independent valuer deems relevant. Our advisor will use the valuations provided by the independent valuer as a basis for calculating NAV per share and will, in its discretion and as appropriate, consider other factors in calculating NAV. As a public company, we will be required to issue financial statements based on historical cost in accordance with GAAP. The calculation of our NAV per share involves an adjustment of the value of our assets from historical cost to fair value in accordance with the GAAP principles set forth in FASB Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures. The fair value of our assets will be based on appraisals provided by the independent valuer and in accordance with our valuation guidelines. However, because such fair value calculations involve significant subjective judgments concerning factors such as comparable sales, rental and operating expense data, capitalization or discount rate, and projections of future rent and expenses, valuations will be only estimates, and ultimate realization depends on conditions beyond our, the advisor’s, or the valuer’s control. Additionally, valuations do not necessarily represent the price at which we would be able to sell an asset. As there is no rule or regulation that requires us to use a particular methodology in calculating our NAV and there is no standardized practice established among public REITs for NAV calculations, other public REITs may use different methodologies to calculate NAV.

The board of directors will oversee our advisor’s NAV calculation and will review and approve the valuations of the independent valuer. While the board of directors will rely on the advisor’s valuation and the independent valuer’s determination of the value of the real property assets, the board of directors will, in its discretion and as appropriate, consider other factors. At least one time per calendar year, our independent valuer will review our valuation guidelines and methodologies with the advisor and our board of directors and the board of directors will make a determination as to whether or not it will make modifications to such guidelines and methodologies. The board of directors will also have the right to replace the independent valuer at any time by majority vote, and the board of directors will also be required to approve any changes or our valuation guidelines.

At least quarterly, the board of directors will meet with representatives of the advisor and the independent valuer to receive their recommendations and to evaluate whether the valuation complies with our valuation guidelines. In the exercise of its business judgment, our board of directors will have sole discretion to accept or revise the independent valuer’s valuation, and the board of directors will be ultimately and solely responsible for the determination of value. The board of directors may elect to engage additional valuation firms to review the valuation.”

The following disclosure replaces the first paragraph on page 131 of the Prospectus under the section entitled “Valuation Policies – Valuation of Our Properties.”

“In determining the value of our property portfolio, our advisor will consider an estimate of the market value of our property portfolio which will be provided by the independent valuer on a regular basis. In calculating its estimate, the independent valuer will use all reasonably available material information that it deems relevant, including information from our advisor, the independent valuer’s own sources or data, or market information. The independent valuer may also review information such as trends in capitalization rates, discount rates, interest rates, leasing rates and other economic factors.”

The following disclosure replaces the last sentence of the second paragraph on page 132 of the Prospectus under the section entitled “Valuation Policies – Valuation of Our Properties.”

“Beginning with the first valuation after we have owned a property for a full quarter, the property will be valued as part of our overall real estate portfolio.”

The following disclosure replaces the second sentence in the paragraph on page 134 of the Prospectus under the section entitled “Valuation Policies – Limits on the Calculation of Our NAV Per Share.”

“Furthermore, our published NAV per share may not fully reflect certain extraordinary events such as a terrorist attack or an act of nature because we may not be able to quantify the financial impact of such events on our portfolio right away.”

Share Repurchase Program

The following disclosure replaces the first full paragraph on page 187 of the Prospectus under the section entitled “Share Repurchase Program.”

“Our share repurchase plan will begin on the later of the acquisition of our first asset and the end of the escrow period. Under our share repurchase plan, stockholders may request that we redeem all or any portion, subject to certain minimum amounts described below, of their shares on any business day, if such repurchase does not impair our capital or operations.”

Appendix C — Subscription Agreement

The form of subscription agreement contained on pages C-1 to C-11 of the Prospectus is hereby replaced with the revised form of subscription agreement attached to this Supplement No. 4 as Appendix C. The revised form of subscription agreement supersedes and replaces the form of subscription agreement contained in the Prospectus.

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Consolidated Balance Sheets as of September 30, 2011 (Unaudited) and December 31, 2010	F-2
Consolidated Statements of Operations for the three and nine months ended September 30, 2011 and the period from September 10, 2010 (date of inception) to September 30, 2011 and 2010 (Unaudited)	F-3
Consolidated Statement of Stockholders’ Equity (Deficit) for the period from September 10, 2010 (date of inception) to September 30, 2011 (Unaudited)	F-4
Consolidated Statements of Cash Flows for the nine months ended September 30, 2011 and the period from September 10, 2010 (date of inception) to September 30, 2011 and 2010 (Unaudited)	F-5
Notes to Consolidated Financial Statements (Unaudited)	F-6

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
(A Maryland Corporation in the Development Stage)

CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Prepaid expenses and other assets	$6	$—
Deferred offering costs	—	765
Total assets	$6	$765
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	$1,725	$567
Preferred stock, $0.01 par value, 50,000,000 and none authorized at September 30, 2011 and December 31, 2010, respectively, none issued and outstanding	—	—
Common stock, $0.01 par value, 300,000,000 and 100,000 shares authorized, 29,000 and 20,000 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	—	—
Additional paid-in capital	(1,646)	200
Accumulated deficit during the development phase	(73)	(2)
Total stockholders’ equity (deficit)	(1,719)	198
Total liabilities and stockholders’ equity (deficit)	$6	$765

The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
(A Maryland Corporation in the Development Stage)

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011	For the Period from September 10, 2010 (date of inception) to September 30, 2010	For the Period from September 10, 2010 (date of inception) to September 30, 2011
Revenues	$—	$—	$—	$—
Expenses:
General and administrative	48	71	—	73
Total expenses	48	71	—	73
Net loss	$(48)	$(71)	$—	$(73)

The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
(A Maryland Corporation in the Development Stage)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
(In thousands, except for share data)
(Unaudited)

	Common stock		Additional Paid-in Capital	Accumulated Deficit During the Development Stage	Total
	Number of Shares	Par Value
Balance, September 10, 2010 (date of inception)	—	$—	$—	$—	$—
Issuance of common stock	20,000	—	200	—	200
Net loss	—	—	—	(2)	(2)
Balance, December 31, 2010	20,000	—	200	(2)	198
Offering costs	—	—	(1,848)	—	(1,848)
Issuance of restricted stock	9,000	—	—	—	—
Amortization of restricted stock	—	—	2	—	2
Net loss	—	—	—	(71)	(71)
Balance, September 30, 2011	29,000	$—	$(1,646)	$(73)	$(1,719)

The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
(A Maryland Corporation in the Development Stage)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30, 2011	For the Period from September 10, 2010 (date of inception) to September 30, 2010	For the Period from September 10, 2010 (date of inception) to September 30, 2011
Cash flows from operating activities:
Net loss	$(71)	$—	$(73)
Adjustment to reconcile net loss to net cash used in operating activities:
Amortization of restricted shares	2	—	2
Changes in assets and liabilities:
Increase in prepaid expenses and other assets	(6)	—	(6)
Increase in accounts payable and accrued expenses	17	17	17
Net cash used in operating activities	(58)	—	(60)
Cash flows from financing activities:
Proceeds from affiliate	594	—	594
Payments of offering costs	(536)	(124)	(734)
Proceeds from issuance of common stock	—	200	200
Net cash provided by financing activities	58	76	60
Net change in cash	—	76	—
Cash, beginning of period	—	—	—
Cash, end of period	$—	$76	$—

The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
(A Maryland Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011
(Unaudited)

Note 1 — Organization and Proposed Business Operations

American Realty Capital Daily Net Asset Value Trust, Inc. (the “Company”), incorporated on September 10, 2010, is a Maryland corporation that intends to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes for the taxable year ending December 31, 2011. On August 15, 2011, the Company commenced its initial public offering (“IPO”) on a “reasonable best efforts” basis of up to a maximum of approximately $1.5 billion of common stock, consisting of up to 101.0 million retail shares to be sold to the public through broker dealers and up to 55.6 million institutional shares to be sold through registered investment advisors and broker dealers that are managing wrap or fees-based accounts, pursuant to a registration statement on Form S-11 (File No. 333-169821) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. The Registration Statement also covers up to 25.0 million shares of common stock pursuant to a distribution reinvestment plan (the “DRIP”). The Company sold 20,000 shares of Common Stock to American Realty Capital Trust II Special Limited Partner, LLC (the “Special Limited Partner”), an entity wholly owned by American Realty Capital II, LLC (the “Sponsor”) on September 20, 2010, at $10.00 per share.

Until the later of the escrow agent’s release of investors’ funds to the Company upon the raising of the minimum offering amount or the acquisition of the first property, the per share purchase price for the retail shares in the IPO will be $9.00 (plus selling commissions and dealer manager fees of up to 10% in the aggregate of the $9.00 per share purchase price, which results in aggregate consideration of $9.90 per retail share) and the per share purchase price for the institutional shares in the IPO will be $9.00. Following the escrow break or the first acquisition, as applicable, the per share purchase price for each class of shares will vary daily. The per share purchase price in the IPO will be equal to the sum of the net asset value (the “NAV”) for each class of common stock, divided by the number of shares of that class outstanding as of the end of each business day prior to giving effect to any share purchases or repurchases to be effected on such day, plus applicable selling commissions. Throughout the IPO, the per share purchase price for shares purchased under the DRIP will be equal to NAV per institutional share for investors who have purchased institutional shares and $9.50 for investors who have invested in retail shares.

The Company was formed to primarily acquire freestanding, single-tenant bank branches, convenience stores, office, industrial and retail properties net leased to investment grade and other creditworthy tenants. The Company may also originate or acquire first mortgage loans secured by real estate. American Realty Capital Advisors II, LLC (the “Advisor”), is the Company’s affiliated advisor. As of the date of these financial statements, the Company has neither purchased nor contracted to purchase any real estate investments.

Substantially all of the Company’s business will be conducted through American Realty Capital Operating Partnership II, L.P. (the “OP”), a Delaware limited partnership. The Company will be the sole general partner and holder of 99.01% of the units of the OP. Additionally, the Special Limited Partner expects to contribute $2,000 to the OP in exchange for 0.99% limited partner interest in the OP. The limited partner interests have the right to convert OP units for the cash value of a corresponding number of shares of common stock or, at the option of the OP, a corresponding number of shares of common stock, as allowed by the limited partnership agreement of the OP. The remaining rights of the limited partner interests are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

The Company has retained the Advisor to manage its affairs on a day-to-day basis. The shares will be offered through the Company’s dealer manager, Realty Capital Securities, LLC (the “Dealer Manager”), an affiliate of the Sponsor. The Advisor and the Dealer Manager of the IPO will receive compensation and fees for services related to the IPO and for the investment and management of the Company’s assets. These entities will receive fees during the offering, acquisition, operational and liquidation stages.

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
(A Maryland Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011
(Unaudited)

Note 2 — Summary of Significant Accounting Policies

The accompanying consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The information furnished includes all adjustments and accruals of a normal recurring nature, which, in the opinion of management, are necessary for a fair presentation of results for the interim periods. All intercompany accounts and transactions have been eliminated in consolidation. The results of operations for the three and nine months ended September 30, 2011 and the period from September 10, 2010 to September 30, 2011 are not necessarily indicative of the results for the entire year or any subsequent interim period.

These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto as of December 31, 2010 and for the period from September 10, 2010 to December 31, 2010, which are included in the Company’s Registration Statement. There have been no significant changes to the Company’s significant accounting policies during the nine months ended September 30, 2011 other than the updates described below.

Development Stage Company

The Company complies with the reporting requirements of development stage enterprises. Pursuant to the terms of the IPO, the Company must receive proceeds of $2.0 million in connection with the sale of common stock in order to break escrow and commence operations. As of September 30, 2011, the Company had not reached such threshold, purchased any properties or earned any income. Accordingly, earnings per share has not been computed as it is deemed not material.

Deferred Offering Costs

The Company has incurred certain expenses in connection with registering to sell shares of its common stock as discussed in Note 1 — Organization and Proposed Business Operations. These costs principally relate to professional fees, fees paid to the SEC and fees paid to the Financial Industry Regulatory Authority. As of December 31, 2010, such costs totaled approximately $0.8 million and were included in deferred offering costs in the accompanying balance sheet. On August 15, 2011, the day the Company commenced its IPO, deferred offering costs were reclassified to stockholders’ equity.

Organization, Offering, and Related Costs

Organization, offering and related costs include all expenses incurred in connection with the Company’s IPO. Organization and offering costs (other than selling commissions and the dealer manager fee) of the Company may be paid by the Advisor, the Dealer Manager or their affiliates on behalf of the Company. Such organization and offering costs included in stockholders’ equity at September 30, 2011 totaled approximately $1.8 million, and include all expenses incurred by the Company in connection with its IPO as of such date. These costs will be charged to expense if the IPO is not completed. These costs include, but are not limited to, (i) legal, accounting, printing, mailing, and filing fees; (ii) escrow service related fees; (iii) reimbursement of the Dealer Manager for amounts it may pay to reimburse the bona fide diligence expenses of broker-dealers; and (iv) reimbursement to the Advisor for a portion of the costs of its employees and other costs in connection with preparing supplemental sales materials and related offering activities. The Company is obligated to reimburse the Advisor or its affiliates, as applicable, for organization and offering costs paid by them on behalf of the Company, provided that the Advisor is obligated to reimburse the Company to the extent organization and offering costs (excluding selling commissions and the dealer manager fee) incurred by the Company in its offering exceed 1.5% of gross offering proceeds. As a result, these costs are only a liability of the Company to the extent aggregate selling commissions, the dealer manager fee and other organization and offering costs do not exceed 11.5% of the gross proceeds determined at the end of offering (See Note 4 – Related Party Transactions and Arrangements).

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
(A Maryland Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

In September 2011, the FASB issued guidance that allows entities to perform a qualitative analysis as the first step in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If it is determined that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, then a quantitative analysis for impairment is not required. The guidance is effective for interim and annual impairment tests for fiscal periods beginning after December 15, 2011. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

Note 3 — Share Repurchase Program

In an effort to provide the Company’s stockholders with liquidity with respect to their investment in shares of the Company’s common stock, the Company has adopted a repurchase program whereby on a daily basis stockholders may request the repurchase of all or any portion, subject to certain limitations, of their shares beginning on the later of the acquisition of our first asset and the end of the escrow period. The repurchase price per share will be equal to the Company’s NAV per share of the class of shares being repurchased on the date of repurchase. Repurchases will be limited to approximately 20% of the Company’s NAV per calendar year, administered as a limitation each calendar quarter of 5% of the Company’s NAV as of the last day of the previous calendar quarter.

While there is no minimum holding period, shares repurchased within four months of the date of purchase will be repurchased at the Company’s NAV per share of the class of shares being repurchased on the date of repurchase less a short-term trading fee equal to 2% of the aggregate NAV per share of the shares of common stock received.

The Company’s board of directors has the discretion to suspend or modify repurchases or the share repurchase program if it determines that such action is in the Company’s and the Company’s remaining stockholders’ best interests, or is necessary or advisable to stockholders not presenting their shares for repurchase, or that such action is necessary to ensure the Company’s continued qualification as a REIT for federal income tax purposes.

Note 4 — Related Party Transactions and Arrangements

All of the Company’s outstanding common stock is held by the Special Limited Partner, an entity wholly owned by the Sponsor. The Advisor and its affiliates will receive compensation and reimbursement for services relating to the IPO and the investment and management of the Company’s assets. The Advisor and its affiliates may incur and pay costs and fees on behalf of the Company. All organization and offering costs incurred by the Company or its affiliated entities on behalf of the Company are reflected in the accompanying balance sheets. As of September 30, 2011 and December 31, 2010 the Company had payables to affiliated entities of approximately $0.6 million and $0.1 million, respectively. The Company had accrued expenses and payables to the Advisor and the Dealer Manager of approximately $0.4 million and $30,000 as of September 30, 2011 and December 31, 2010, respectively, for services relating to the IPO and offering costs paid on behalf of the Company. The Company is responsible for offering and other costs up to a maximum of 1.5% of gross proceeds received from its ongoing offering of common stock.

Note 5 — Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
(A Maryland Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011
(Unaudited)

Note 5 — Commitments and Contingencies  – (continued)

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. The Company does not own any properties, has not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the results of operations.

Note 6 — Economic Dependency

Under various agreements, the Company has engaged or will engage the Advisor and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.

Note 7 — Share-Based Compensation

Stock Option Plan

The Company has a stock option plan (the “Plan”) which authorizes the grant of nonqualified stock options to the Company’s independent directors, officers, advisors, consultants and other personnel, subject to the absolute discretion of the board of directors and the applicable limitations of the Plan. The exercise price for all stock options granted under the Plan to independent directors will be fixed at $10.00 per share until the termination of the IPO, and thereafter the exercise price for stock options granted to the independent directors will be equal to the fair market value of a share on the last business day preceding the annual meeting of stockholders. A total of 500,000 shares have been authorized and reserved for issuance under the Plan. As of September 30, 2011 and December 31, 2010, no stock options were issued under the Plan.

Restricted Share Plan

The Company has an employee and director incentive restricted share plan (the “RSP”), which provides for the automatic grant of 3,000 restricted shares of common stock to each of the independent directors, without any further action by the Company’s board of directors or the stockholders, on the date of initial election to the board of directors and on the date of each annual stockholder’s meeting. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum. The RSP provides the Company with the ability to grant awards of restricted shares to the Company’s directors, officers and employees (if the Company ever has employees), employees of the Advisor and its affiliates, employees of entities that provide services to the Company, directors of the Advisor or of entities that provide services to the Company, certain consultants to the Company and the Advisor and its affiliates or to entities that provide services to the Company. The total number of common shares granted under the RSP shall not exceed 5.0% of the Company’s authorized common shares pursuant to the IPO and in any event will not exceed 7.5 million shares (as such number may be adjusted for stock splits, stock dividends, combinations and similar events).

Restricted share awards entitle the recipient to receive common shares from the Company under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
(A Maryland Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2011
(Unaudited)

Note 7 — Share-Based Compensation  – (continued)

of the recipient’s employment or other relationship with the Company. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in common shares shall be subject to the same restrictions as the underlying restricted shares. As of September 30, 2011, there were 9,000 restricted shares issued to independent directors under the RSP at a fair value of $10.00 per share. The fair value of the shares will be expensed over the vesting period of five years. Compensation expense related to restricted stock was approximately $2,000 for the three and nine months ended September 30, 2011, respectively.

Note 8 — Subsequent Events

The Company has evaluated subsequent events through the filing of its Form 10-Q for the period ended September 30, 2011 and has determined that there have been no events that have occurred that would require adjustments to the disclosures to the financial statements.

APPENDIX C

American Realty Capital Daily Net Asset Value Trust, Inc.
Subscription Agreement

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.

SUBSCRIPTION AGREEMENT
AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
INSTRUCTION PAGE

In no event may a subscription of shares be accepted until at least five business days after the date the subscriber receives the final prospectus. You will receive a confirmation of your purchase.

PROCEDURES PRIOR TO ESCROW BREAK:

Until we have raised the minimum offering amount, your broker dealer or registered investment advisor should MAIL properly completed and executed ORIGINAL documents, along with your check payable to “UMB Bank, N.A., Escrow Agent for American Realty Capital Daily Net Asset Value Trust, Inc.” to Realty Capital Securities at the following address:

American Realty Capital Daily Net Asset Value Trust, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place
Suite 3300
Boston, MA 02116
Phone (888) 518-8073
Fax (877) 894-1127

*For IRA Accounts, mail investor signed documents to the IRA Custodian for signatures.

Realty Capital Securities will then forward your check to our escrow agent, UMB Bank, N.A.

If you have any questions, please call your registered representative or Realty Capital Securities, LLC at 1-877-373-2522

PROCEDURES POST-ESCROW BREAK:

Once we have raised $2,000,000, from persons who are not affiliated with us or our sponsor, your broker dealer or registered investment advisor should MAIL properly completed and executed ORIGINAL documents, along with your check payable to “American Realty Capital Daily Net Asset Value Trust, Inc.” to the following address (except that Pennsylvania and Texas investors should continue to follow the instructions above until $75,000,000 has been raised and Tennessee investors should continue to follow the instructions above until $20,000,000 has been raised. See “Prospectus Summary — What kind of offering is this?” in the prospectus):

American Realty Capital Daily Net Asset Value Trust, Inc.
c/o DST Systems, Inc.
430 W. 7th Street
Kansas City, Missouri 64105-1407
Phone: (866) 771-2088
Fax: (877) 694-1113

*For IRA Accounts, mail investor signed documents to the IRA Custodian for signatures.

If you have any questions, please call your registered representative or Realty Capital Securities, LLC at 1-877-373-2522

INSTRUCTIONS TO SUBSCRIBERS

Section 1: Indicate investment amount and class of common stock (Make all checks payable as described above.)

Section 2: Choose type of ownership

NON-CUSTODIAL OWNERSHIP

Accounts with more than one owner must have ALL PARTIES SIGN where indicated on page 3.

Be sure to attach copies of all plan documents for Pension Plans, Trust or Corporate Partnerships required in section 2.

CUSTODIAL OWNERSHIP

For New IRA/Qualified Plan Accounts, please complete the form/application provided by your custodian of choice in addition to this subscription document and forward to the custodian for processing.

For existing IRA Accounts and other Custodial Accounts, information must be completed BY THE CUSTODIAN. Have all documents signed by the appropriate officers as indicated in the Corporate Resolution (which are also to be included).

Section 3: All names, addresses, Dates of Birth, Social Security or Tax I.D. numbers of all investors or Trustees

Section 4: Choose Distribution Allocation option

Section 5: To be signed and completed by your Financial Advisor (be sure to include CRD number for FA and BD Firm and the Branch Manager’s signature)

Section 6: Have ALL owners initial and sign where indicated on Page 3

Section 7: All investors must complete and sign the substitute W9

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC
SUBSCRIPTION AGREEMENT

1. YOUR INITIAL INVESTMENT  All subscription payments (other than those from Pennsylvania, Texas or Tennessee residents) will be placed in an account held by the escrow agent, UMB Bank, N.A., in trust for subscribers’ benefit, and will be released to us only if we have sold a minimum of $2,000,000 of shares to the public by August 15, 2012, which is one year from the effective date of this offering. We will not sell any shares to Pennsylvania or Texas residents unless we raise a minimum of $75,000,000 in aggregate gross offering proceeds from all investors pursuant to this offering by August 15, 2012, which is one year from the effective date of this offering. In addition, we will not sell any shares to Tennessee residents unless we raise a minimum of $20,000,000 in aggregate gross offering proceeds from all investors pursuant to this offering by     , 2012, which is one year from the effective date of this offering. Pending a satisfaction of this condition, all subscription payments from Tennessee residents will be placed in an account held by the escrow agent, UMB Bank, N.A., in trust for subscribers’ benefit, pending release to us. Pending a satisfaction of this condition, all subscription payments from Pennsylvania and Texas residents will be placed in an account held by the escrow agent, UMB Bank, N.A., in trust for subscribers’ benefit, pending release to us. Funds in escrow will be invested in short-term investments that mature on or before August 15, 2012, which is one year from the effective date of this offering, or that can be readily sold or otherwise disposed of for cash by such date without any dissipation of the offering proceeds invested. If subscriptions for at least the minimum offering have not been received and accepted by August 15, 2012, which is one year from the effective date of this offering, this offering will be terminated and your funds will be returned to you within thirty days.

Make all checks payable as described in the foregoing instructions.

Investment Amount	$.	Brokerage Account Number
	The minimum initial investment is $2,500		(If applicable)

Class of common stock        ☐ Retail       ☐ Institutional

Cash, cashier’s checks/official bank checks in bearer form, foreign checks, money orders, third party checks, or traveler’s checks will not be accepted.

☐ I/WE AM/ARE EMPLOYEE(S) OF REALTY CAPITAL SECURITIES, LLC, AN AFFILIATE, BROKER AND/OR AN IMMEDIATE FAMILY MEMBER OF ONE OF THE ABOVE. I/WE ACKNOWLEDGE THAT NO COMMISSION WILL BE PAID FOR THIS PURCHASE, BUT I/WE WILL RECEIVE ADDITIONAL SHARES OR FRACTIONS THEREOF.

☐ CHECK HERE IF ADDITIONAL PURCHASE AND COMPLETE NUMBER 3 BELOW.

2. FORM OF OWNERSHIP (Select only one)

Non-Custodial Ownership	Custodial Ownership
 Individual

 Joint Tenant (Joint accounts will be registered as joint tenants with rights of survivorship unless otherwise indicated)

 Tenants in Common

 TOD – Optional designation of beneficiaries for individual joint owners with rights of survivorship or tenants by the entireties.(Please complete Transfer on Death Registration Form. You may download the form at www.americanrealtycap.com/materials/)

 Uniform Gift/Transfer to Minors (UGMA/UTMA)

     Under the UGMA/UTMA of the State of _______________

 Pension or other Retirement Plan (Include Plan Documents)

 Trust (Include title and signature pages of Trust Documents)

 Corporation or Partnership (Include Corporate Resolution or Partnership Agreement, as applicable)

Other (Include title and signature pages)	Third Party Administered Custodial Plan
(new IRA accounts will require an additional application)
☐ IRA  ☐ ROTH/IRA  ☐ SEP/IRA  ☐ SIMPLE   ☐ OTHER

Name of Custodian

Mailing Address

City, State Zip

Custodian Information (To be completed by Custodian above)

Custodian Tax ID #

Custodian Account #

Custodian Phone

3. INVESTOR INFORMATION (Please print name(s) in which Shares are to be registered.)

A. Individual/Trust/Beneficial Owner

First Name:	Middle Name:
Last Name:	Tax ID or SS#:
Street Address:	City: State: Zip:
Date of Birth: (mm/dd/yyyy) // If Non-U.S. Citizen, specify Country of Citizenship:
Daytime Phone #: U.S. Driver’s License Number (if available): State of Issue:

CALIFORNIA INVESTORS:  ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER’S RULES.

Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request.
Any such request will be subject to our verification.

B. Joint Owner/Co-Trustee/Minor

First Name:	Middle Name:
Last Name:	Tax ID or SS#:
Street Address:	City: State: Zip:
Date of Birth: (mm/dd/yyyy) // If Non-U.S. Citizen, specify Country of Citizenship:
Daytime Phone #:

C. Residential Street Address (This section must be completed for verification purposes if mailing address in section 3A is a P.O. Box)

Street Address:
City:	State: Zip:

D. Trust/Corporation/Partnership/Other (Trustee’s information must be provided in sections 3A and 3B) Date of Trust: //

Entity Name/Title of Trust:  Tax ID Number:

E. Government ID (Foreign Citizens only) Identification documents must have a reference number and photo. Please attach a photocopy.

Place of Birth:

City                                           State/Providence                                       Country

Immigration Status:  Permanent resident ☐    Non-permanent resident ☐    Non-resident ☐

Check which type of document you are providing:

☐ US Driver’s License ☐ INS Permanent resident alien card  ☐ Passport with U.S. Visa  ☐ Employment Authorization Document

☐ Passport without U.S. Visa    Bank Name (required):  Account No. (required):

☐ Foreign national identity documents    Bank address (required):   Phone No. required:

Number for the document checked above and country of issuance:

F. Employer:   Retired: ☐

4. DISTRIBUTIONS (Select only one)

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your dividend distributions.

By electing to participate in the Distribution Reinvestment Plan you agree that, if at any time you fail to meet the minimum income and net worth standards or cannot make other investor representations or warranties set forth in the current prospectus or this Subscription Agreement, you will promptly notify the reinvestment agent, which is currently us, in writing of that fact, at the below address.

American Realty Capital Daily Net Asset Value Trust, Inc.
405 Park Avenue
New York, New York 10022

IRA accounts may not direct distributions without the custodian’s approval.

I hereby subscribe for Shares of American Realty Capital Daily Net Asset Value Trust, Inc. and elect the distribution option indicated below:

A.	______ Reinvest/Distribution Reinvestment Plan (see the final prospectus for details)
B.	______ Mail Check to the address of record
C.	______ Credit Distribution to my IRA or Other Custodian Account
D.	______ ____ Cash/Direct Deposit (Please attach a pre-printed voided check (Non-Custodian Investors only). I authorize American Realty Capital Daily Net Asset Value Trust, Inc. or its agent to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify American Realty Capital Daily Net Asset Value Trust, Inc. in writing to cancel it. If American Realty Capital Daily Net Asset Value Trust, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.)

Name/Entity Name/Financial Institution:

Mailing Address:  City:  State:  Zip:

Account Number:  Your Bank’s ABA/Routing Nbr:

Your Bank’s Account Number:  Checking Acct:  Savings Acct:

PLEASE ATTACH COPY OF VOIDED CHECK TO THIS FORM IF FUNDS ARE TO BE SENT TO A BANK

*	The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.

Signature  Signature

5. ELECTRONIC DELIVERY

Sign below if you consent to the electronic delivery of documents including the prospectus, prospectus supplements, annual and quarterly reports, and other stockholder communication and reports. E-mail address in Section 3 is required. Please carefully read the following representations before consenting to receive documents electronically. By signing this box and consenting to receive documents electronically, you represent the following:

Signature  Signature

(a)	I acknowledge that access to both Internet e-mail and the World Wide Web is required in order to access documents electronically. I may receive by e-mail notification the availability of a document in electronic format. The notification e-mail will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser, I can view, download and print the document from my computer. I acknowledge that there may be costs associated with the electronic access, such as usage charges from my Internet provider and telephone provider, and that these costs are my responsibility.
(b)	I acknowledge that documents distributed electronically may be provided in Adobe’s Portable Document Format (PDF). The Adobe Reader® software is required to view documents in PDF format. The Reader software is available free of charge from Adobe’s web site at www.adobe.com. The Reader software must be correctly installed on my system before I will be able to view documents in PDF format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications.
(c)	I acknowledge that I may receive at no cost from American Realty Capital Daily Net Asset Value Trust, Inc. a paper copy of any documents delivered electronically by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday – Friday.
(d)	I understand that if the e-mail notification is returned to American Realty Capital Daily Net Asset Value Trust, Inc. as “undeliverable,” a letter will be mailed to me with instructions on how to update my e-mail address to begin receiving communication via electronic delivery. I further understand that if American Realty Capital Daily Net Asset Value Trust, Inc. is unable to obtain a valid e-mail address for me, American Realty Capital Daily Net Asset Value Trust, Inc. will resume sending a paper copy of its filings by U.S. mail to my address of record.
(e)	I understand that my consent may be updated or cancelled, including any updates in e-mail address to which documents are delivered, at any time by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday – Friday.

6. BROKER DEALER/FINANCIAL ADVISOR INFORMATION (All fields must be completed)

The financial advisor must sign below to complete order. The financial advisor hereby warrants that he/she is duly licensed and may lawfully sell shares in the state designated at the investor’s legal residence.

BROKER DEALER	Financial Advisor Name/RIA

Advisor Mailing Address

City	Zip

Advisor No.	Telephone No.

Email Address	Fax No.

Broker Dealer CRD Number	Financial Advisor CRD Number

☐  AFFILIATED REGISTERED INVESTMENT ADVISOR (RIA):  All sales of securities must be made through a Broker dealer. If an RIA introduces a sale, the sale must be conducted through the RIA in his or her capacity as a Registered Representative of Broker dealer (Section 5 must be filled in).

I acknowledge that by checking the above box, I WILL NOT RECEIVE A COMMISSION.

The undersigned FINANCIAL ADVISOR further represents and certifies that in connection with this subscription for Shares, he/she has complied with and has followed all applicable policies and procedures under his firm’s existing Anti-Money Laundering Program and Customer Identification Program.

Financial Advisor and/or RIA Signature:  Date:

Branch Manager Signature:  Date:

7. SUBSCRIBER SIGNATURES

The undersigned further acknowledges and/or represents (or in the case of fiduciary accounts, the person authorized to sign on such subscriber’s behalf) the following: (you must initial each of the representations below)

Owner	Co-Owner	a) I/We have a minimum net worth (not including home, home furnishings and personal automobiles) of at least $70,000 and estimate that (without regard to American Realty Capital Daily Net Asset Value Trust, Inc.) I/we have a gross income due in the current year of at least $70,000; or I/we have a net worth (excluding home, home furnishings and automobiles) of at least $250,000, or such higher suitability as may be required by certain states and set forth on the reverse side hereof; in the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.
Owner	Co-Owner	b) KANSAS INVESTORS: I/We understand and acknowledge that the Office of the Securities Commissioner of the State of Kansas recommends that I/we do not invest, in the aggregate, more than 10% of my/our liquid net worth in shares of American Realty Capital Daily Net Asset Value Trust, Inc. stock and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.
Owner	Co-Owner	c) I/We have received the final prospectus of American Realty Capital Daily Net Asset Value Trust, Inc.
Owner	Co-Owner	d) I/We am/are purchasing shares for my/our own account.
Owner	Co-Owner	e) I/We acknowledge that shares are not liquid.
Owner	Co-Owner	f) If an affiliate of American Realty Capital Daily Net Asset Value Trust, Inc., I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.
Owner	Co-Owner	g) ALABAMA INVESTORS, I/We represent that I/we have a liquid net worth of at least 10 times the amount of my/our investment in this real estate investment program and other similar programs.

Owner Signature:  Date:

Co-Owner Signature:  Date:

Except in the case of a fiduciary account, the subscriber may not grant any person a power of attorney to make the above representations on his, hers or its benefit.

Signature of Custodian(s) or Trustee(s) (if applicable). Current Custodian must sign if investment is for an IRA Account

Authorized Signature (Custodian or Trustee):  Date:

CERTAIN STATES HAVE IMPOSED SPECIAL FINANCIAL SUITABILITY STANDARDS FOR SUBSCRIBERS WHO PURCHASE SHARES

Several states have established suitability requirements that are more stringent than the general standards for all investors described below. Shares will be sold to investors in these states only if they meet the special suitability standards set forth below. In each case, these special suitability standards exclude from the calculation of net worth the value of the investor’s home, home furnishings and automobiles.

General Standards for all Investors

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000.

Kentucky

•	Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor’s liquid net worth.

Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania and Washington

•	Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania or Washington resident’s net worth.

Tennessee

•	In addition to the suitability requirements described above, investors’ maximum investment in our shares and our affiliates shall not exceed 10% of the resident’s net worth.

Kansas

•	In addition to the suitability requirements described above, it is recommended that investors should invest, in the aggregate, no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Missouri

•	In addition to the suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor’s liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.

California

•	In addition to the suitability requirements described above, investors’ maximum investment in our shares will be limited to 10% of the investor’s net worth (exclusive of home, home furnishings and automobile).

Alabama

•	In addition to the suitability standards above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

North Dakota

•	Shares will only be sold to North Dakota residents that represent that they have a net worth of at least ten times their investment in us and our affiliates and that they meet one of the established suitability standards.

Nebraska

•	Investors must have either (a) a net worth of $350,000 or (b) a net worth of $100,000 and an annual income of $70,000. The investor’s maximum investment in the issuer should not exceed 10% of the investor’s net worth.

Maine

•	The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Texas

•	An investor must have had, during the last tax year, or estimate that the investor will have during the current tax year, (a) a minimum net worth of $250,000 and a minimum annual gross income of $65,000, or (b) a minimum net worth of $500,000. The investor’s maximum investment in this offering shall not exceed 10% of the investor’s liquid net worth.

WE INTEND TO ASSERT THE FOREGOING REPRESENTATIONS AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. WE HAVE THE RIGHT TO ACCEPT OR REJECT THIS SUBSCRIPTION IN WHOLE OR IN PART, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. AS USED IN THIS SUBSCRIPTION AGREEMENT, “ARC” REFERS TO AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC. AND ITS AFFILIATES. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.

By executing this Subscription Agreement, the subscriber is not waiving any rights under federal or state law.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

What Number to Give the Requester. – Social Security numbers (“SSN”) have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers (“EIN”) have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All “Section” references are to the Internal Revenue Code of 1986, as amended. “IRS” means the Internal Revenue Service.

For this type of account:	Give the SSN of:
An individual’s account	The individual
Two or more individuals (Joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)
Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)
(a) The usual revocable savings trust account (grantor also is trustee)	The grantor-trustee(1)
(b) So-called trust account that is not a legal or valid trust under State law	The actual owner(1)
Sole proprietorship or single-owner LLC	The owner(3)

For this type of account:	Give the EIN of:
Sole proprietorship or single-owner LLC	The owner(3)
A valid trust, estate, or pension trust	The legal entity(4)
Corporate or LLC electing corporate status on Form 8832	The corporation
Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
Partnership or multi-member LLC	The partnership or LLC
Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments	The public entity
A broker or registered nominee	The broker or nominee

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a SSN, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s SSN.
(3)	You must show your individual name and you also may enter your business or “DBA” name on the second name line. You may use either your SSN or EIN (if you have one). If you are a sole proprietor, the IRS encourages you to use your SSN.
(4)	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note.  If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

Obtaining a Number

If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at www.socialsecurity.gov/online/ss-5.pdf. You also may get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses and clicking on Employer ID Numbers under Related Topics. You can get Forms W-7 and SS-4 from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

Payees Exempt from Backup Withholding

Backup withholding is not required on any payments made to the following payees:

•	An organization exempt from tax under Section 501(a), an individual retirement account (“IRA”), or a custodial account under Section 403(b)(7) if the account satisfies the requirements of Section 401(f)(2).
•	The United States or any of its agencies or instrumentalities.
•	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.
•	A foreign government or any of its political subdivisions, agencies or instrumentalities.
•	An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

•	A corporation.
•	A foreign central bank of issue.
•	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.
•	A futures commission merchant registered with the Commodity Futures Trading Commission.
•	A real estate investment trust.
•	An entity registered at all times during the tax year under the Investment Company Act of 1940.
•	A common trust fund operated by a bank under Section 584(a).
•	A financial institution.
•	A middleman known in the investment community as a nominee or custodian.
•	A trust exempt from tax under Section 664 or described in Section 4947.

Exempt payees should complete a Substitute Form W-9 to avoid possible erroneous backup withholding.  Check the “Exempt TIN” box in Part 4 of the attached Substitute Form W-9, furnish your TIN, sign and date the form and return it to the payer. Foreign payees who are not subject to backup withholding should complete an appropriate Form W-8 and return it to the payer.

Privacy Act Notice

Section 6109 requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS also may provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. The IRS also may disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties also may apply.

Penalties

•	Failure to Furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
•	Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500 penalty.
•	Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
•	Misuse of TINs. If the requester discloses or uses taxpayer identification numbers in violation of Federal law, the payer may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS.

7. SUBSTITUTE W-9

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If the box in Part 3 is checked and a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS. See the guidelines below for instructions on how to fill out the Substitute W-9.

SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (“TIN”)	Part 1 – PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.	Social security number OR Employer Identification Number
Part 2 – Certification – Under penalties of perjury, I certify that:

(1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me);
(2) I am not subject to backup withholding because (a) I am exempt from withholding or (b) I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding; and
(3) I am a U.S. person (including a U.S. resident alien)

CERTIFICATION INSTRUCTIONS – YOU MUST CROSS OUT ITEM (2) IN PART 2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE IRS THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURNS. HOWEVER, IF AFTER BEING NOTIFIED BY THE IRS STATING THAT YOU WERE SUBJECT TO BACKUP WITHHOLDING YOU RECEIVED ANOTHER NOTIFICATION FROM THE IRS STATING YOU ARE NO LONGER SUBJECT TO BACKUP WITHHOLDING, DO NOT CROSS OUT ITEM (2). IF YOU ARE EXEMPT FROM BACKUP WITHHOLDING, CHECK THE BOX IN PART 4.

SIGNATURE:  DATE:
Name (Please Print):

Address (Please Print):

Part 3 – Awaiting TIN ☐ Part 4 – Exempt TIN ☐

NOTE: FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN
BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU FROM THE ESCROW ACCOUNT.
PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL INFORMATION.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF
SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me and that either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center for Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number to the Depositary by the time of payment, 28% of all reportable payments made to me will be withheld.

SIGNATURE:  Date: